Exhibit 99.1

Contacts:

Ed Schnopp	Kristyn Hutzell
Senior Vice President, Treasurer and CFO	The Global Consulting Group
(805) 987-8741	Investor Relations
(925) 946-9432

FOR IMMEDIATE RELEASE

July 22, 2004

POWER-ONE ANNOUNCES RESULTS FOR THE SECOND QUARTER OF 2004

•                  Q2’04 net sales of $72.5 million, up 5% vs. $69.3 million in Q2’03

•                  Q2’04 net loss of $0.05 per share vs. Q2’03 net loss of $0.01 per share

•                  Q2’04 earnings impacted by previously-announced restructuring and asset impairment charges of approximately $2.4 million net of tax, or $0.03 per share; the Company expects restructuring efforts to save approximately $1 million per quarter starting in Q3’04

•                  maXyz™ Z-One Digital IBA™ architecture products score five design wins with three customers; customer interest increasing at an accelerating pace

Camarillo, CA, July 22, 2004 — Power-One, Inc. (NASDAQ: PWER) today announced that net sales for the second fiscal quarter ended June 30, 2004 increased 5% to $72.5 million compared with $69.3 million for the second quarter of 2003.  Revenues for the second quarter exceeded the high-end of the range of the Company’s previously announced guidance, primarily due to continued strength in the Company’s AC/DC and DC/DC product sales.

Net loss for the second fiscal quarter ended June 30, 2004 was $3.9 million, or $0.05 per share, compared with a net loss of $1.1 million, or $0.01 per share, for the same quarter in 2003.  Net loss for the quarter included restructuring and asset impairment charges of approximately $2.4 million net of tax, or $0.03 per share, as well as foreign exchange losses of $1.2 million, or $0.01 per share, related primarily to the Company’s operations in Europe. The restructuring was associated with the downsizing of the Company’s Swiss operations, which was announced in May, and is expected to result in a cost savings of approximately $1 million per quarter beginning in the third quarter of 2004. Asset impairment charges were related to the downsizing of the Swiss operation, and to a $1.1 million write down of an investment held in a high-technology venture-stage enterprise, which was recorded in other expense.

Net new orders in the second quarter of 2004 were $73.6 million, compared with $74.7 million in the first quarter of 2004, and $66.4 million in the second quarter of 2003.  The book-to-bill ratio was 1.02 for the second quarter of 2004, compared with 1.09 for the first quarter of 2004.  The Company’s 180-day backlog at the end of the second quarter was $49.0 million, an increase of 3.4% compared with $47.4 million at the end of the first quarter of 2004;  90-day backlog was $40.6 million, a decrease of 1.6% compared with $41.3 million at the end of the first quarter.  Overall turns business was approximately 43% during the second quarter of 2004 compared with approximately 50% in the first quarter of 2004.

“I’m very pleased that Power-One delivered another quarter of solid revenue growth,” said Steve Goldman, Chief Executive Officer of Power-One.  “We continue to see signs that the market recovery has taken hold and that demand continues to increase.  As discussed earlier in the year, we expect to break even during the third quarter, all the while making significant investments in research and development, particularly in our Z-One Digital IBA™ architecture products.”

Mr. Goldman continued, “Customer interest in our maXyz™ Z Series product launch continues to be very positive.  We’ve been awarded design wins by two of our current top-ten customers, one of which has started a Z system design that is slated for 2005 production.  In addition, we’ve been awarded a design win by a global electronics manufacturer outside of our traditional customer base.  While it’s still very early in the game, we are encouraged that our Z series products are attracting such interest.”

Mr. Goldman concluded, “In the area of licensing, we continue to hold discussions with several credible technology companies wishing to license the Z-One Digital IBA™ architecture, and we expect to secure second source arrangements by the end of the year.”

Future Outlook

For the third quarter of 2004, which is seasonally slow in Europe and North America, the Company anticipates that sales will be in the range of $72 to $74 million.  The Company does not expect to incur any restructuring charges during the third quarter of 2004.  However, the Company is continually looking at cost reduction opportunities, some of which, if implemented, could result in restructuring or other charges in the future.  Exclusive of any such charges, the Company currently forecasts third quarter results to be break-even, plus or minus $0.01 per share.  The Company also expects to maintain significant quarterly expenditures for next-generation silicon technology of approximately $3 million, or $0.03 per share.

The preceding statements are based on current expectations.  These statements are forward-looking, and actual results may differ materially.

Earnings Conference Call

Power-One will be holding a conference call with investors and analysts on Thursday, July 22, 2004 at 8:00 a.m. PT.  The call will be available over the Internet through the Company’s investor relations website at www.power-one.com.  To listen to the call, please go to the website at least 15 minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, the webcast will be available on the investor relations section of the Company’s website at www.power-one.com throughout the third quarter.

About Power-One:

Power-One is a leading designer and manufacturer of power conversion products sold primarily to telecommunications and Internet service providers, as well as communications equipment manufacturers.  Power-One’s high-reliability products are also used in applications such as test equipment and high-end industrial applications.  Power-One, with headquarters in Camarillo, CA, has over 2,000 employees with manufacturing and R&D operations in the United States, Dominican Republic, Switzerland, Slovakia, Norway, Ireland and China.

For information on Power-One and its products, visit the company’s Web site at www.power-one.com.

This press release contains forward-looking statements, which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “may,” “continue,” “anticipate,” “forecast,” “will,” and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Future results may be adversely affected by various factors including any general economic slowdown, pricing pressure resulting from need to respond to market conditions, a downturn or other disruption of the market trends within the communications industry, continued foreign exchange losses, market acceptance of the Company’s new products, delays or cancellations of new product designs by customers, ability to successfully negotiate license agreements, and increased R&D expenditures above previous levels.  See “Risk Factors” in the Company’s 2003 Form 10-K on file with the Securities and Exchange Commission for greater detail regarding factors that constitute cautionary statements with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.  The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

###

POWER-ONE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003

NET SALES	$72,514	$69,335	$141,166	$125,656
COST OF GOODS SOLD	44,084	43,878	88,007	78,820
GROSS PROFIT	28,430	25,457	53,159	46,836

EXPENSES:
Selling, general and administrative	16,871	16,001	33,245	30,995
Engineering and quality assurance	10,223	10,251	20,726	19,339
Amortization of intangible assets	975	920	1,949	1,697
Restructuring costs	831	—	831	—
Asset impairment	738	—	738	—
Total expenses	29,638	27,172	57,489	52,031

LOSS FROM OPERATIONS	(1,208)	(1,715)	(4,330)	(5,195)

INTEREST AND OTHER INCOME (EXPENSE):
Interest income	378	465	754	1,007
Interest expense	(146)	(312)	(374)	(550)
Other income (expense), net	(1,905)	1,086	(974)	2,135
Total interest and other income (expense)	(1,673)	1,239	(594)	2,592

LOSS BEFORE INCOME TAXES	(2,881)	(476)	(4,924)	(2,603)

PROVISION FOR INCOME TAXES	1,028	652	1,807	1,647

NET LOSS	$(3,909)	$(1,128)	$(6,731)	$(4,250)

BASIC AND DILUTED LOSS PER SHARE	$(0.05)	$(0.01)	$(0.08)	$(0.05)

BASIC AND DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING (1)	83,667	82,523	83,550	82,072

(1) Basic weighted average shares outstanding (WASO) is utilized for periods with a net loss.  This is due to the fact that diluted WASO would be anti-dilutive for these periods.  Diluted WASO is utilized for periods with a net income.

POWER-ONE, INC.

CONSOLIDATED BALANCE SHEET

(In thousands)

	June 30, 2004	December 31, 2003
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$89,601	$99,507
Accounts receivable:
Trade (net of allowance)	56,788	55,823
Other	8,016	11,315
Inventories	51,852	51,215
Property held for sale	—	1,456
Prepaid expenses and other current assets	4,530	4,859

Total current assets	210,787	224,175

PROPERTY & EQUIPMENT, net	59,135	62,704
INTANGIBLE ASSETS, net	58,093	57,276
OTHER ASSETS	4,590	5,722

TOTAL ASSETS	$332,605	$349,877

LIABILITIES & EQUITY

CURRENT LIABILITIES:
Bank credit facility	$2,000	$1,993
Current portion of long-term debt	—	9,185
Accounts payable	29,899	35,430
Restructuring reserve	3,474	5,660
Deferred income taxes	2,570	2,499
Other accrued expenses and current liabilities	19,627	17,861

Total current liabilities	57,570	72,628

OTHER LIABILITIES	1,474	1,930

STOCKHOLDERS’ EQUITY:
Common stock	84	83
Additional paid-in capital	599,712	595,449
Deferred compensation	(344)	(662)
Accumulated other comprehensive income	24,438	24,047
Accumulated deficit	(350,329)	(343,598)

Total stockholders’ equity	273,561	275,319

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$332,605	$349,877

POWER-ONE, INC.

FINANCIAL HIGHLIGHTS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003

Orders	$73,624	$66,440	$148,286	$127,109

Sales	$72,514	$69,335	$141,166	$125,656

Operating Loss	$(1,208)	$(1,715)	$(4,330)	$(5,195)

Net Loss	$(3,909)	$(1,128)	$(6,731)	$(4,250)

Basic and Diluted Loss Per Share (1)	$(0.05)	$(0.01)	$(0.08)	$(0.05)

Basic and Diluted Weighted Average Shares Outstanding (1)	83,667	82,523	83,550	82,072

(1) Basic weighted average shares outstanding (WASO) is utilized for periods with a net loss.  This is due to the fact that diluted WASO would be anti-dilutive for these periods.  Diluted WASO is utilized for periods with a net income.